     THIS AMENDMENT TO CONSULTING AGREEMENT (the "Amended Agreement") is made this the 30 day of January, 1998, by and between Accent Software
International, Ltd. (hereinafter referred to as the "Company"); and Investor Resource Services, Inc. (hereinafter referred to as the "Consultant").

     WHEREAS, the parties entered into a Consulting Agreement (the "Original Agreement") on or about August 4, 1997, which provided, INTER ALIA, that the Consultant would provide financial and investor relations consulting services to the Company for a period of one (1) year; and

     WHEREAS, the Consultant contends that the Company has violated paragraph 14 of the Original Agreement by issuing stock without obtaining the prior written approval of the Consultant; and

     WHEREAS, the parties desire to modify some of the terms of the Original Agreement, and to settle any liability arising from the Consultant's claim for the Company's unintentional breach thereof;

     NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

     1. Paragraph 4 of the Original Agreement entitled "COMPENSATION AND PAYMENT OF EXPENSES" is modified by adding the following sentence:

        Expenses incurred by the Consultant in rendering the services described herein shall be borne by the Consultant unless otherwise provided for in this Agreement.

     2. Paragraph 14 of the Original Agreement entitled "REPRESENTATIONS" shall be deleted, and the following paragraph is substituted in lieu thereof:

         14.  REPRESENTATIONS.

         Consultant and its employees represent that they are not acting as either a broker or a brokerage firm, nor are they affiliated or registered with any securities agency, and are acting merely as a consultant or advisor.

         Company states and represents that there are and will be no S-8 registrations, regulation S placements, and no additional issuance of securities, options or warrants of any kind, with the exception of options issued pursuant to the Employee Share Option Plan (1995), the Non-Employee Share Option Plan (1995) and/or the CEO Share Option Plan
     (1997), without ten (10) days' prior written notice to the Consultant.

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         In the event of any violation by the Company of the representations as stated above, the Company will pay to the Consultant a penalty equal to the cash equivalent of ten percent (10%) of the total amount of shares owed in this Agreement, as amended, computed thirty (30) days prior to the date upon which the notice should have been given under this Amended Agreement.

     3. As consideration for the modifications contained in this Amended Agreement and for agreeing to waive (i) any claims the Consultant may have based upon a breach or breaches by the Company of the Original Agreement; and
(ii) any penalties which may have accrued to the Consultant as a result of such claims prior to the effective date of this Amended Agreement as provided herein, the Company agrees to pay to the Consultant, as additional compensation, the following:

         a. The three hundred thousand (300,000) shares of 144 stock which are referred to in paragraph 4 of the Original Agreement are to be returned by the Consultant to the Company and reissued as free-trading stock.

         b. The Company will issue an additional four hundred thousand (400,000) shares of free-trading stock to the Consultant as consideration for amending the Original Agreement.

         c. The Company will use its best efforts to deliver the total seven hundred thousand (700,000) shares of stock referred to above to the Consultant, registered and free of any restrictions, on or before February 15, 1998.

         d. To achieve the above delivery date, the Company shall file a registration statement with the SEC registering the total seven hundred thousand (700,000) shares of stock referred to above prior to February 15, 1998, and shall (i) take all appropriate steps to have such registration statement declared effective as soon after its filing as possible; and (ii) issue and deliver such shares, free of any restrictions, on the date such registration statement is declared effective to meet the February 15, 1998, delivery date.

         e. In the event that the registration is not filed on or before February 15, 1998, the penalties set forth in paragraph 14 shall be used to calculate damages for failure to file.

     4. The amendments made herein to the Original Agreement shall not be effective as a modification of the Original Agreement unless and until the full compensation as provided in paragraph 3 of this Amended Agreement has been paid to the Consultant. Compensation shall only be paid under this Amended Agreement when any stock issued by the Company as payment has been fully registered, delivered to the Consultant free of any trading restrictions, including but not by way of limitation, a 144 restriction.

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     5.  Until this Amended Agreement is effective, the parties hereby ratify and confirm all aspects of the Original Agreement which the parties mutually agree shall continue in full force and effect.

     IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment to Consulting Agreement the date and year first above written.

COMPANY:                           CONSULTANT:

ACCENT SOFTWARE                    INVESTOR RESOURCE SERVICES, INC.
INTERNATIONAL, INC.


By: /s/ TODD OSETH                 By: /s/ DANIEL STARCZEWSKI
    ------------------------           -----------------------------
    TODD OSETH, President              DANIEL STARCZEWSKI, President







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